Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

IGI Laboratories, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-47006, 333-61716, 333-163524 and 333-171446) and Form S-8 (Nos. 33-35047, 33-43212, 33-63700, 33-65249, 333-28183, 333-52312, 333-65553, 333-67565, 333-79333, 333-79341, 333-160341, 333-160342, 333-160865 and 333-167387) of our report dated March 31, 2010 relating to the consolidated balance sheet of IGI Laboratories, Inc. and Subsidiaries as of December 31, 2009 and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years then ended, which appears in the December 31, 2010 Annual Report on Form 10-K of IGI Laboratories, Inc. and Subsidiaries.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey

March 25, 2011